                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                 Commission File Number 018864
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                          NOTIFICATION OF LATE FILING

     (Check One):    [ ]Form 10-K    [ ]Form 11-K   [ ]Form 20-F   [X]Form 10-Q
[ ]Form N-SAR

For Period Ended:    9-30-95
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[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates:
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                       PART I.  REGISTRANT INFORMATION

Full name of registrant    Debbie Reynolds Hotel & Casino, Inc.
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Former name if applicable
                          Halter Venture Corporation
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Address of principal executive office (STREET AND NUMBER)

 305 Convention Center Dr.
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City, State and Zip Code   Las Vegas, NV  89109
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                        PART II.  RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                                      1.

[X]   (b)  The  subject  annual  report, semi-annual  report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)  The   accountant's   statement   or    other  exhibit   required  by
      Rule 12b-25(c) has been attached if applicable.


                            PART III.  NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed
within the prescribed time period.   (Attach extra sheets if needed.)

     As a result of recent changes in personnel and the installation of the registrant's new accounting computer system, the registrant is unable to file its Form 10-QSB on a timely basis without unreasonable effort and expense.

                           PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

     Dave Crabtree                                (702)  734-0711
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     (Name)                                       (Area Code) Telephone number)

      (2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] Yes    [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [ ] Yes    [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


                     Debbie Reynolds Hotel & Casino, Inc.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereto duly authorized.

Date  November 13, 1995                By /s/ Todd Fisher
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                                       Name:   Todd Fisher
                                       Title:  Chief Executive Officer

                                      2.